EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 333-210150, 333-217791, and 333-223548 on Form S-8 and Registration Statement No. 333-220834 on Form S-3 of our report dated March 4, 2019, relating to the consolidated financial statements of Nuvectra Corporation and subsidiaries (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph relating to the sale of NeuroNexus Technologies, Inc.) appearing in this Annual Report on Form 10-K of Nuvectra Corporation for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Dallas, Texas

March 4, 2019